Exhibit 99.1

East West Bancorp, Inc. 135 N. Los Robles Ave., 7th Fl. Pasadena, CA 91101 Tel. 626.768.6800 Fax 626.817.8838

FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP FULLY EXITS TARP BY REPURCHASING $306.5 MILLION IN PREFERRED STOCK FROM THE U.S. TREASURY

Pasadena, CA – December 29, 2010 –East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier regional banks, is pleased to announce today that it has fully repaid the $306.5 million of preferred stock issued to the U.S. Treasury Department under the TARP Capital Purchase Program.

East West’s strong capital levels, balance sheet, and profitability allowed the Company to exit TARP without raising any capital or debt. East West used available cash to fund the repurchase of the preferred stock of $306.5 million and payment of the final dividend of $1.8 million.

East West’s September 30, 2010 regulatory capital ratios and pro forma capital ratios excluding the repurchased preferred stock are detailed in the table below. East West’s pro forma September 30, 2010 regulatory capital ratios all significantly exceed the well-capitalized requirements. Even after the repayment of TARP, our capital ratios are among the highest in the nation.

	East West Bancorp

	Actual	Pro Forma	Well
	September 30,	September 30, 2010	Capitalized
	2010	Excluding TARP	Requirements

Tier 1 leverage capital ratio	10.8%	9.2%	5.0%
Tier 1 risk-based capital ratio	17.9%	15.3%	6.0%
Total risk-based capital ratio	19.7%	17.1%	10.0%

The preferred stock was issued at a discount and the repurchase will accelerate the accretion of this discount. While this accretion will not impact net income, it will result in a one-time non-cash reduction in net income available to common shareholders of approximately $18.7 million. Combined with the final dividend payment of $1.8 million, the Company’s fourth quarter diluted earnings per share will be reduced by $0.14.

The repayment of the TARP funds will save the Company $15.3 million in preferred dividend payments or approximately $0.10 per diluted share on an annual basis beginning in 2011. In the first quarter of 2011, East West intends to repurchase the outstanding warrant, which allows the U.S. Treasury to purchase 1.5 million shares of the Company’s common stock.

About East West

East West Bancorp is a publicly owned company with $20.4 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent commercial banks headquartered in California with over 130 locations worldwide, including the U.S. markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shanghai, Shenzhen and Taipei.  Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and representative offices in Beijing and Guangzhou. For more information on East West Bancorp, visit the Company's website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2009 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of borrowers to perform as required under the terms of their loans; effect of additional provisions for loan losses; effect of any goodwill impairment, the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.